Exhibit 5.2

Scotia Centre P.O. Box 884 Grand Cayman KY1-1103 CAYMAN ISLANDS Tel: (345) 949-2648 Fax: (345) 949-8613 www.campbells.com.ky E-mail: campbells@campbells.com.ky

Your Ref: Our Ref: Direct Email:	RL/zt rlaws@campbells.com.ky

21 January 2010

China Education, Inc.

700, Guo Ji Chuang Ye Yuan 1#

1 Shang Di Qi Jie Hai Dian District

Beijing 100085, People’s Republic of China

Dear Sirs

RE: CHINA EDUCATION, INC.

We have acted as Cayman Islands legal advisers to China Education, Inc. (the “Company”) in connection with the Company’s entry into of a registration statement on Form F-1 (the “Registration Statement”), to be filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933 on 21 January 2010 relating to the offering of ordinary shares (the “Shares”) by the Company (the “Offering”). We are furnishing this opinion as exhibit 5.2 to the Registration Statement.

In connection with rendering our opinion as set forth below, we have reviewed and examined the following:

(a)	A copy of the Certificate of Incorporation of the Company dated 2 August 2007 ;

(b)	A copy of the Memorandum of Association and Articles of Association of the Company as registered and filed with the Registrar of Companies on 2 August 2007 (“Memorandum and Articles”);

(c)	A copy of the statutory registers of directors and officers of the Company;

(d)	A copy of the statutory registers of mortgages and charges of the Company;

(e)	A copy of the statutory registers of members of the Company;

(f)	A copy of the [minutes/written resolutions] containing the written deliberations and resolutions of the Board of Directors of the Company dated 20 January 2010;

(g)	A certificate of good standing of the Company dated 21 January 2010;

(h)	A certificate from [•] (being a Director of the Company) addressed to this firm dated 21 January 2010, a copy of which is attached hereto (the “Director’s Certificate”);

(i)	the Company’s registration statement on Form F-1 (No. 333-163450), including all amendments or supplements thereto (the “F-1 Registration Statement”), filed on 6 January 2010 with the Securities and Exchange Commission (the “SEC”);

(j)	the preliminary prospectus dated 6 January 2010, including all supplements and amendments thereto, and the final prospectus dated 21 January 2010 (collectively, the “Offering Memorandum”);

(k)	Such other documents and laws as we consider necessary as a basis for giving this opinion.

The documents referred to in paragraphs (h) and (i) are collectively referred to as the “Documents”.

The following opinion is given only as to matters of Cayman Islands law and we express no opinion with respect to any matters governed by or construed in accordance with the laws of any jurisdiction other than the Cayman Islands. We have assumed that there is nothing under any law (other than the laws of the Cayman Islands) which would affect or vary the following opinion. Specifically, we have made no independent investigation of the laws of the United States of America or the Peoples Republic of China generally and we offer no opinion in relation thereto. We offer no opinion in relation to any representation or warranty given by any party to the Documents save as specifically hereinafter set forth. This opinion is strictly limited to the matters stated in it, does not apply by implication to other matters, and only relates to (1) those circumstances or facts specifically stated herein and (2) the laws of the Cayman Islands, as they respectively exist at the date hereof.

In giving this opinion we have assumed, without independent verification:

(a)	the genuineness of all signatures and seals, the authenticity of all documents submitted to us as originals, the conformity of all copy documents or the forms of documents provided to us to their originals or, as the case may be, to the final form of the originals and that any markings showing revisions or amendments to documents are correct and complete;

(b)	that where a document has been examined by us in draft form, it will be or has been executed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention;

(c)	the accuracy and completeness of all factual representations made in the documents reviewed by us;

(d)	that the copies produced to us of minutes of meetings and/or of resolutions are true copies and correctly record the proceedings of such meetings and/or the subject matter which they propose to record and that all factual statements therein contained are true and correct and that any meetings referred to in such copies were duly convened and held and that all resolutions set out in such copy minutes or resolutions were duly passed and are in full force and effect and that all factual statements made in such resolutions, the Director’s Certificate and any other certificates and documents on which we have relied are true and correct (and continue to be true and correct);

(e)	that the statutory registers of directors and officers, and mortgages and charges and the minute book of the Company are true, complete, accurate and up to date;

(f)	the Company has not passed any resolutions purporting to alter its memorandum or articles of association and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with the memorandum and articles of association of the Company and/or the Companies Law (2009 Revision) of the Cayman Islands; and

(g)	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any impact or effect in relation to the opinions expressed herein.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Company is duly incorporated and existing as an exempted company with limited liability under the laws of the Cayman Islands and is in good standing.

2.	Based solely upon our review of the Memorandum and Articles of Association and the Minutes, the Company has an authorised share capital of US$50,000 divided into 500,000,000 shares of par value of $0.0001 each (the “Shares”).

3.	The Company has taken all necessary action to authorise the issue and allotment of the Shares pursuant to the Offering. When allotted, issued and paid for in full as contemplated in the Registration Statement and when appropriate entries have been made in the register of members of the Company, the Shares will be legally issued and allotted, fully paid and non- assessable (meaning that no further sums are payable to the Company with respect to the holding of such Shares).

The foregoing opinion is subject to the following reservations and qualification:

1.	The Courts of the Cayman Islands will use their discretion in determining whether or not to exercise jurisdiction over any particular matter brought before them having regard to all the circumstances prevailing at the time and, may, whenever it is necessary to prevent injustice, stay or strike out an action or other proceedings or restrain the institution or continuance of proceedings in foreign courts or the enforcement of foreign judgements.

2.	The Courts of the Cayman Islands may refuse to give effect to a provision in respect of the costs of unsuccessful litigation brought before the Courts of the Cayman Islands or where a Court of the Cayman Islands has itself made an order for costs.

3.	We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

4.	To maintain the Company in good standing under the laws of the Cayman Islands annual fees must be paid and annual returns made to the Registrar of Companies.

We express no view as to the commercial terms of the Documents or whether such terms represent the intentions of the parties and make no comment with regard to the representations made by the Company.

We hereby consent to the use of this opinion in and the filing hereof, as an exhibit to the Registration Statement and to the use of our name under the headings “Taxation” and “Enforceability of Civil Liabilities” and elsewhere in the Offering memorandum included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Campbells
CAMPBELLS

CHINA EDUCATION, INC.

(“the Company”)

DIRECTOR’S CERTIFICATE

in connection with

the issuance of legal opinion by Campbells Attorneys

in respect of the issuance

of Ordinary Shares of the Company

in connection with an initial public offering

TO:	Campbells

P.O. Box 884, George Town

Scotia Centre

Grand Cayman

Cayman Islands

I, Lawrence Lee, as a Director of the Company refer to the opinion letter attached hereto (the “Opinion”) in connection with a registration statement filed with the U.S. Securities and Exchange Commission (File No. 333-163450) (the “Registration Statement”) for a firm commitment initial public offering by the Company of its ordinary shares (the “IPO”).

Terms defined in the Opinion have the same meaning in this Certificate.

This is the Director’s Certificate referred to in the Opinion.

I, Lawrence Lee, hereby certify and warrant that as at the date hereof:

1.	The Memorandum and Articles of Association of the Company (the “M&A”) remain in full force and effect at the date hereof and have not been amended, varied, supplemented or revoked in any respect;

2.	The Company has not entered into any mortgages or charges over its property or assets other than those entered in the statutory register of mortgages and charges;

3.	The shareholders of the Company have not prescribed in general meeting or by resolution any regulations restricting the powers of the Directors in any respect, except as otherwise provided in the M&A. There is no contractual or other prohibition (other than as arising under Cayman Islands law) binding on the Company prohibiting it from entering into and performing its obligations;

4.	You have been provided with a true copy of the resolutions of the Directors of the Company adopted on January 20,2010 which were duly adopted in accordance with the Articles of Association of the Company at a meeting (the “Resolutions”) of the directors duly called by notice to all directors of the Company given in accordance with the Company’s Articles of Association; such resolutions were duly adopted, remain in full force and effect and have not been revoked or amended in any respect;

5.	The Directors of the Company at the date of the Resolutions and at the date hereof were:

Avi Suriel

Lawrence Lee

6.	That no sovereign or any agency or department of any sovereign body has any interest in the shares of the Company, direct or indirect, and the Company has not entered into any of the transactions contemplated in the Opinion pursuant to any sovereign action or authority;

7.	There has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with the memorandum and articles of association of the Company and/or the Companies Law (2009 Revision) of the Cayman Islands;

8.	No liquidation or dissolution proceedings or proceedings for the appointment of an administrator with respect to the Company have been commenced by any person or are intended or anticipated by the Company and no order or resolution for the winding-up of the Company or the appointment of an administrator has, to the best of my knowledge and belief having made all reasonable enquiries, been made, proposed or threatened;

9.	No appointment or notice of the appointment of a receiver of the Company over any of its assets or property has been made or given or, to the best of my knowledge and belief having made all reasonable enquiries, been proposed or threatened;

10.	Immediately before, at the time of and immediately following the transaction contemplated in the Opinion the Company was (or will be) able to pay its debts as they fall due and the Company entered into (or will be entering into) the transactions contemplated by the Opinion in the normal course of its business, for proper value and not with an intention to defraud or hinder its creditors or by way of fraudulent preference and that the transactions contemplated by the Opinion are in the commercial interest of the Company;

11.	Each of the Directors of the Company has acted bona fide in the best interests of the Company in connection with the transactions contemplated by the Opinion and has disclosed his interest therein (if any) in accordance with the Articles of Association of the Company;

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12.	To the best of my knowledge and belief having made all reasonable enquiries, the Agreement do not result in and will not result in a breach of and does not constitute and will not constitute a default under any agreement or instrument to which the Company is a party or by which it is bound and does not result and will not result in the creation or imposition of any mortgage, charge or other encumbrance upon the Company’s property; and

13.	I am duly authorised to give this certificate on behalf of the Company.

I consent to a copy of this certificate being attached to the Opinion.

Dated: January 21, 2010

/s/ Lawrence Lee
Lawrence Lee
Director

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